Assured Guaranty Ltd. Reports Results for Fourth Quarter 2012

•
Fourth quarter 2012 operating income[1] increased 7% over fourth quarter 2011 to $184 million, or $0.95 per share. Full year 2012 operating income was $535 million, or $2.81 per share, compared with $601 million, or $3.24 per share in 2011.

•
Fourth quarter 2012 net income was $74 million, or $0.38 per share, compared with a fourth quarter 2011 net loss of $84 million, or $0.46 per share. The increase was driven primarily by lower non-economic net unrealized losses (which are expected to reverse by contract maturity), and lower loss and loss adjustment expenses. Full year 2012 net income was $110 million, or $0.57 per share, compared with $773 million or $4.16 per share in 2011, declining primarily due to higher non-economic net unrealized losses.

•
Operating shareholders' equity per share[1] reached a record level of $30.05, increasing 5% since year-end 2011 in spite of a 6% increase in shares outstanding. Shareholders' equity per share also increased.

•	Fourth quarter 2012 new par written was $4.0 billion. This brings full year 2012 new par written plus reassumed par to $36.0 billion, compared with $17.2 billion in full year 2011.

•	Insured leverage improved by 12% year over year[2].

Hamilton, Bermuda, February 27, 2013 - Assured Guaranty Ltd. (NYSE: AGO) (“AGL” and, together with its subsidiaries, “Assured Guaranty” or the “Company”) announced today its financial results for the three-month period ended December 31, 2012 (“fourth quarter 2012”) and the year ended December 31, 2012 (“FY 2012”).

The Company reported operating income for fourth quarter 2012 of $184 million, or $0.95 per diluted share. This represents a 7% increase compared with the three-month period ended December 31, 2011 ("fourth quarter 2011"), due primarily to higher terminations of structured finance exposures, and refundings of public finance exposures. Operating income for FY 2012 was $535 million, or $2.81 per diluted share, compared with $601 million, or $3.24 per diluted share, for the year ended December 31, 2011 ("FY 2011"). The decrease in operating income for FY 2012 compared with FY 2011 was due primarily to the increase in loss expense on Greek sovereign exposures. The Company no longer has exposure to Greek sovereign debt.

Fourth quarter 2012 net income was $74 million, or $0.38 per diluted share, compared with fourth quarter 2011 net loss of $84 million, or $0.46 per diluted share. FY 2012 net income was $110 million, or $0.57 per diluted share, compared with FY 2011 net income of $773 million, or $4.16 per diluted share. The main driver of the changes for the fourth quarter and the full year compared with the respective prior periods was the non-economic net unrealized fair value changes, which are expected to reverse by contract maturity.

“During 2012, Assured Guaranty generated $535 million of operating income and brought operating shareholders' equity per share to a record level,” said Dominic Frederico, President and CEO. “In a difficult operating environment, we created shareholder value through our successful execution of strategic objectives including new direct business production, assumed reinsurance, reassumption of ceded business, R&W recoveries, insurance terminations and purchases of our insured securities for loss mitigation. In addition, in February 2012 we doubled our quarterly dividend to $0.09 per share and further raised it to $0.10 per share in the first quarter of 2013, a total increase of 122% in the last 12 months.”

1 These are financial measures that are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) (“non-GAAP financial measures”). Please see the “Explanation of Non-GAAP Financial Measures” and the tables reconciling the non-GAAP measures to GAAP measures in this press release.
2 Insured leverage is ratio of statutory-basis net par outstanding to qualified statutory capital.

Table 1: Reconciliation of Net Income (Loss) to Operating Income1
(amounts in millions, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net income (loss)	$74	$(84)	$110	$773
Less after-tax adjustments:
Realized gains (losses) on investments	1	(6)	(4)	(20)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(92)	(265)	(486)	244
Fair value gains (losses) on committed capital securities ("CCS")	(4)	21	(12)	23
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense ("LAE") reserves	1	(1)	15	(3)
Effect of consolidating financial guaranty variable interest entities ("FG VIEs")	(16)	(5)	62	(72)
Operating income	$184	$172	$535	$601

Net income (loss) per diluted share	$0.38	$(0.46)	$0.57	$4.16
Operating income per diluted share	$0.95	$0.94	$2.81	$3.24

Diluted shares outstanding-GAAP	194.7	182.2	190.7	185.5
Diluted shares outstanding-operating	194.7	183.2	190.7	185.6
__________________

1.
The Company adopted and retrospectively applied new guidance that changed the types and amount of insurance costs that may be deferred. This resulted in a reduction of operating income and net income of $1 million and income per share of $0.01 for fourth quarter 2011 and a reduction of operating income and net income of $3 million and income per share of $0.02 for FY 2011.

New Business Production

Table 2: Present Value of New Business Production (“PVP”)1 and Gross Par Written
(amounts in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

PVP
Public finance - U.S.
Direct	$37	$54	$144	$173
Assumed from Radian Asset Assurance Inc.	—	—	22	—
Public finance non - U.S.	—	3	1	3
Structured finance - U.S.	32	31	43	60
Structured finance - non-U.S.	—	—	—	7
Total PVP	$69	$88	$210	$243

Gross Par Written:
Public finance - U.S.
Direct	$3,641	$4,883	$14,364	$15,092
Assumed from Radian Asset Assurance Inc.	—	—	1,797	—
Public finance non - U.S.	—	127	35	127
Structured finance - U.S.	400	582	620	1,673
Structured finance - non-U.S.	—	—	—	—
Gross par written	$4,041	$5,592	$16,816	$16,892
__________________

1.	PVP is a non-GAAP financial measure. See the “Explanation of Non-GAAP Financial Measures” section of this press release.

Fourth quarter 2012 PVP includes a large life insurance reserve financing in the U.S. structured finance sector. For FY 2012, the Company executed a total of $620 million in par of new structured finance transactions. The size and frequency of structured finance transactions vary significantly from period to period.

The decline in fourth quarter 2012 public finance PVP reflects primarily the low interest environment, tight credit spreads and the ratings uncertainty following Moody's decision to place the financial strength ratings of the Company's U.S. financial guaranty operating subsidiaries on review for downgrade. These conditions also caused a decline in FY 2012 direct PVP, which was partially offset by a new assumed reinsurance contract with Radian Asset Assurance Inc. Despite the challenging interest rate and market environment, the Company maintained average new business credit ratings in the single-A category. In addition, premium rates in fourth quarter 2012 and FY 2012 for public finance were consistent by sector with rates in fourth quarter 2011 and FY 2011.

Fourth Quarter 2012 Operating Income Highlights

Table 3 highlights the components of Assured Guaranty's operating income and provides reconciliations of GAAP income statements as reported to non-GAAP operating income results.

Table 3: Reconciliation of GAAP
to Non-GAAP Income Results
(amounts in millions, except per share amounts)

	Quarter Ended December 31, 2012			Quarter Ended December 31, 2011
	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results
Revenues:
Net earned premiums	$218	$(103)	$321	$225	$(18)	$243
Net investment income	103	4	99	101	8	93
Net realized investment gains (losses)	1	—	1	(5)	(6)	1
Net change in fair value of credit derivatives	(119)	(150)	31	(295)	(332)	37
Fair value gains (losses) on CCS	(6)	(6)	—	32	32	—
Fair value gains (losses) on FG VIEs	36	36	—	22	22	—
Other income	(4)	1	(5)	(1)	(2)	1
Total revenues	229	(218)	447	79	(296)	375

Expenses:
Loss expense:
Financial guaranty insurance	64	(44)	108	149	13	136
Credit derivatives	—	(19)	19	—	54	(54)
Amortization of deferred acquisition costs	0	—	0	4	—	4
Interest expense	21	—	21	25	—	25
Other operating expenses	49	—	49	49	—	49
Total expenses	134	(63)	197	227	67	160

Income (loss) before income taxes	95	(155)	250	(148)	(363)	215
Provision (benefit) for income taxes	21	(45)	66	(64)	(107)	43
Income (loss)	$74	$(110)	$184	$(84)	$(256)	$172

Diluted shares	194.7		194.7	182.2		183.2

Earnings per diluted share	$0.38		$0.95	$(0.46)		$0.94

Components of fourth quarter 2012 operating income are compared with the same items in fourth quarter 2011.

•
Net earned premiums: Net earned premiums on an operating income basis increased to $321 million from $243 million in fourth quarter 2011, due primarily to higher terminations and refundings, which were $153 million in fourth quarter 2012 compared with $48 million in fourth quarter 2011. Approximately $94 million in net earned premiums in fourth quarter 2012 was due to terminations, and the remainder was attributable to refundings of public finance transactions, which generally occur more often in low interest rate environments as debt issuers refinance at more attractive rates.

•
Credit derivative revenues: Credit derivative revenues included in operating income were $31 million, compared with fourth quarter 2011 credit derivative revenues of $37 million, which were based on a larger portfolio of structured finance business at that time.

•
Loss expense: The Company's fourth quarter 2012 loss expense was $127 million ($88 million after tax, or $0.45 per diluted share), compared with $82 million ($48 million after tax, or $0.26 per diluted share) in fourth quarter 2011. The increase was primarily due to higher loss expense in the U.S. residential mortgage-backed securities (“RMBS”) sector.

•
Income taxes: The fourth quarter 2012 effective tax rate on operating income was 26.3%, compared with 19.6% in fourth quarter 2011, due to a lower proportion of operating income in Assured Guaranty Re Ltd. in fourth quarter 2012.

Full Year 2012 Operating Income Highlights

Table 4 highlights the components of Assured Guaranty's operating income and provides reconciliations of GAAP income statements as reported to non-GAAP operating income results.

Table 4: Reconciliation of GAAP
to Non-GAAP Income Results
(amounts in millions, except per share amounts)

	Year Ended December 31, 2012			Year Ended December 31, 2011
	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results
Revenues:
Net earned premiums	$853	$(153)	$1,006	$920	$(75)	$995
Net investment income	404	14	390	396	3	393
Net realized investment gains (losses)	1	(6)	7	(18)	(18)	0
Net change in fair value of credit derivatives	(585)	(712)	127	560	372	188
Fair value gains (losses) on CCS	(18)	(18)	—	35	35	—
Fair value gains (losses) on FG VIEs	210	210	—	(132)	(132)	—
Other income	108	11	97	58	18	40
Total revenues	973	(654)	1,627	1,819	203	1,616

Expenses:
Loss expense:
Financial guaranty insurance	523	(45)	568	462	(93)	555
Credit derivatives	—	(28)	28	—	62	(62)
Amortization of deferred acquisition costs	14	—	14	17	—	17
Interest expense	92	—	92	99	—	99
Other operating expenses	212	—	212	212	—	212
Total expenses	841	(73)	914	790	(31)	821

Income (loss) before income taxes	132	(581)	713	1,029	234	795
Provision (benefit) for income taxes	22	(156)	178	256	62	194
Income (loss)	$110	$(425)	$535	$773	$172	$601

Diluted shares	190.7		190.7	185.5		185.6

Earnings per diluted share	$0.57		$2.81	$4.16		$3.24

Components of FY 2012 operating income are compared with the same items in FY 2011.

•
Net earned premiums: Net earned premiums in FY 2012 operating income increased to $1,006 million, from $995 million in FY 2011, due primarily to higher terminations and refundings, which generated $331 million in FY 2012, compared with $125 million in FY 2011. Approximately $122 million in net earned premiums in FY 2012 was due to terminations, and the remainder was attributable to refundings of public finance transactions. The increase was offset in part by a decline in the inforce book of business, in particular structured finance.

•
Credit derivative revenues: Credit derivative revenues included in FY 2012 operating income were $127 million. The comparable FY 2011 credit derivative revenues were $188 million, which was based on a larger portfolio of structured finance business at that time.

•
Other Income: Other Income in FY 2012 operating income increased to $97 million from $40 million in FY 2011, primarily due to commutation gains related to the reassumption of previously ceded books of business from two reinsurers.

•
Loss expense: The Company's FY 2012 loss expense was $596 million ($424 million after tax, or $2.22 per diluted share), compared with $493 million ($347 million after tax, or $1.87 per diluted share) in FY 2011. The increase was primarily due to higher loss expense on Greek sovereign exposures. The Company has no further exposure to Greek sovereign debt.

•	Income taxes: FY 2012 effective tax rate on operating income was 25.0%, compared with 24.4% in FY 2011.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to all factors other than loss and LAE payments. It includes the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts. Economic loss development is the principal measure that Assured Guaranty uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under GAAP. Table 5 provides a roll forward of net expected loss to be paid.

Table 5: Roll Forward of Net Expected Loss to be Paid on
Insurance Contracts and Credit Derivatives
(amounts in millions)

Quarter Ended December 31, 2012

Insurance Contracts and Credit Derivatives	Net Expected Loss to be Paid as of September 30, 2012	Economic Loss Development During Fourth Quarter 2012	Loss (Paid) Recovered Fourth Quarter 2012	Net Expected Loss to be Paid as of December 31, 2012

Before recoveries for breaches of representations and warranties ("R&W"):
U.S. RMBS	$1,704	$168	$(220)	$1,652
Other	424	(14)	(12)	398
Total before recoveries for breaches of R&W	2,128	154	(232)	2,050
R&W for U.S. RMBS	(1,371)	(70)	71	(1,370)
Total, net of R&W	757	84	(161)	680
Other	(4)	(11)	12	(3)
Total	$753	$73	$(149)	$677

Year Ended December 31, 2012

Insurance Contracts and Credit Derivatives	Net Expected Loss to be Paid as of December 31, 2011	Economic Loss Development During Year Ended 2012 (1)	Loss (Paid) Recovered Year Ended 2012	Net Expected Loss to be Paid as of December 31, 2012

Before recoveries for breaches of R&W:
U.S. RMBS	$2,281	$367	$(996)	$1,652
Other	473	267	(342)	398
Total before recoveries for breaches of R&W	2,754	634	(1,338)	2,050
R&W for U.S. RMBS	(1,650)	(179)	459	(1,370)
Total, net of R&W	1,104	455	(879)	680
Other	2	(17)	12	(3)
Total	$1,106	$438	$(867)	$677
__________________

1.	Includes $12 million of foreign exchange remeasurement.

Fourth Quarter 2012:

Total economic loss development was $73 million ($53 million after tax) in fourth quarter 2012, which was primarily driven by higher LAE and development in U.S. RMBS exposures. R&W development was $70 million in fourth quarter 2012 due in part to the favorable judgment received on the Flagstar Bank litigation (subject to appeal) and the settlement of a transaction with another R&W provider.

Full Year 2012:

Total economic loss development was $438 million ($319 million after tax) for FY 2012, which was driven primarily by the Company's troubled European exposures (in particular the loss on Greek sovereign exposures and loss development on Spanish sub-sovereign exposures), and loss development on U.S. RMBS exposures.

Book Value Measurements

The primary drivers of the year-to-date increase in shareholders' equity, operating shareholders' equity and adjusted book value were the issuance of common shares as described below and the reassumptions of previously ceded business, both of which were offset in part by loss development, dividends and share repurchases. Shareholders' equity was also affected by net fair value losses on credit derivatives and gains related to FG VIEs, which do not affect operating shareholders' equity or adjusted book value. PVP and the additional future earnings from the reassumption of previously ceded books of business, increased adjusted book value, which includes the estimated future earnings on the Company's in-force book of business.

Per share amounts were affected by an additional 13.4 million common shares outstanding following the issuance of common shares to settle forward purchase contracts that constituted a portion of the Company's 2009 equity units. The purchase price was $12.85 per share, for a total of $173 million. This was offset in part by the repurchase of 2.1 million common shares at an average price of $11.76 per share, or $24 million.

Table 6: Reconciliation of Shareholders' Equity to
Operating Shareholders' Equity and Adjusted Book Value1
(amounts in millions, except per share amounts)

	As of
	December 31, 2012	December 31, 2011

Shareholders' equity	$4,994	$4,652
Less after-tax adjustments:
Effect of consolidating FG VIEs	(348)	(405)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(988)	(498)
Fair value gains (losses) on CCS	23	35
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	477	319
Operating shareholders' equity	5,830	5,201
After-tax adjustments:
Less: Deferred acquisition costs	165	174
Plus: Net present value of estimated net future credit derivative revenue	220	302
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	3,266	3,658
Adjusted book value	$9,151	$8,987

Shares outstanding at the end of the period	194.0	182.2

Per share:
Shareholders' equity	$25.74	$25.52
Operating shareholders' equity	$30.05	$28.54
Adjusted book value	$47.17	$49.32
__________________

1.	Operating shareholders' equity and adjusted book value are non-GAAP financial measures. See the "Explanation of Non-GAAP Financial Measures" section of the press release.

Share Repurchase Program and Dividends

On January 18, 2013, the Company's Board of Directors authorized a $200 million share repurchase program. This repurchase program replaces the prior authorization. In addition, on February 7, 2013, the Company increased its 2013 quarterly dividend by 11% to $0.10 per share.

Conference Call and Webcast Information:
The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Thursday, February 28, 2013. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at assuredguaranty.com or by dialing 1-888-317-6016 (in the U.S.) or 1-412-317-6016 (International). A replay of the call will be available through April 29, 2013. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10024950. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's December 31, 2012 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/investor-information/by-company/assured-guaranty-ltd/financial-information, for more information on the Company's financial guaranty portfolios, investment portfolio and other items. The Company is also posting on the same page of its website:

•	“Public Finance Transactions in 4Q 2012,” which lists the new issue U.S. public finance transactions sold in fourth quarter 2012 that the Company has insured, and

•	“Structured Finance Transactions at December 31, 2012,” which lists the Company's structured finance exposure as of that date.

In addition, the Company is posting at assuredguaranty.com/presentations the “December 31, 2012 Equity Investor Presentation.” Furthermore, the Company's separate-company subsidiary financial supplements and its Fixed Income Presentation for the current quarter will be posted on the Company's website when available. Those documents and the links to those documents will be furnished in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at assuredguaranty.com.

Assured Guaranty Ltd.
Consolidated Statements of Operations (unaudited)
(amounts in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues:
Net earned premiums	$218	$225	$853	$920
Net investment income	103	101	404	396
Net realized investment gains (losses)	1	(5)	1	(18)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	(30)	(19)	(108)	6
Net unrealized gains (losses)	(89)	(276)	(477)	554
Net change in fair value of credit derivatives	(119)	(295)	(585)	560
Fair value gains (losses) on CCS	(6)	32	(18)	35
Fair value gains (losses) on FG VIEs	36	22	210	(132)
Other income	(4)	(1)	108	58
Total revenues	229	79	973	1,819

Expenses
Loss and LAE	64	149	523	462
Amortization of deferred acquisition costs	0	4	14	17
Interest expense	21	25	92	99
Other operating expenses	49	49	212	212
Total expenses	134	227	841	790

Income (loss) before income taxes	95	(148)	132	1,029
Provision (benefit) for income taxes	21	(64)	22	256
Net income (loss)	74	(84)	110	773
Less after-tax adjustments:
Realized gains (losses) on investments	1	(6)	(4)	(20)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(92)	(265)	(486)	244
Fair value gains (losses) on CCS	(4)	21	(12)	23
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	1	(1)	15	(3)
Effect of consolidating FG VIEs	(16)	(5)	62	(72)
Operating income	$184	$172	$535	$601

Assured Guaranty Ltd.
Consolidated Balance Sheets
(amounts in millions)

	As of
	December 31, 2012	December 31, 2011
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value	$10,056	$10,142
Short-term investments, at fair value	817	734
Other invested assets	212	223
Total investment portfolio	11,085	11,099

Cash	138	215
Premiums receivable, net of ceding commissions payable	1,005	1,003
Ceded unearned premium reserve	561	709
Deferred acquisition costs	116	132
Reinsurance recoverable on unpaid losses	58	69
Salvage and subrogation recoverable	456	368
Credit derivative assets	141	153
Deferred tax asset, net	721	804
Current income tax receivable	1	76
FG VIE assets, at fair value	2,688	2,819
Other assets	272	262
Total assets	$17,242	$17,709

Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$5,207	$5,963
Loss and LAE reserve	601	679
Reinsurance balances payable, net	219	171
Long-term debt	836	1,038
Credit derivative liabilities	1,934	1,457
FG VIE liabilities with recourse, at fair value	2,090	2,397
FG VIE liabilities without recourse, at fair value	1,051	1,061
Other liabilities	310	291
Total Liabilities	12,248	13,057

Shareholders' equity
Common stock	2	2
Additional paid-in capital	2,724	2,570
Retained earnings	1,749	1,708
Accumulated other comprehensive income	515	368
Deferred equity compensation	4	4
Total shareholders' equity	4,994	4,652
Total liabilities and shareholders' equity	$17,242	$17,709

Explanation of Non-GAAP Financial Measures:

The Company references financial measures that are not in accordance with GAAP. Management and the board of directors utilize non-GAAP measures in evaluating the Company's financial performance and as a basis for determining senior management incentive compensation. By providing these non-GAAP financial measures, investors, analysts and financial news reporters have access to the same information that management reviews internally. In addition, Assured Guaranty's presentation of non-GAAP financial measures is consistent with how analysts calculate their estimates of Assured Guaranty's financial results in their research reports on Assured Guaranty and with how investors, analysts and the financial news media evaluate Assured Guaranty's financial results.

The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure, if available, is presented herein. Non-GAAP financial measures should not be viewed as substitutes for their most directly comparable GAAP measures.

Operating Income: Management believes that operating income is a useful measure because it clarifies the understanding of the underwriting results of the Company's financial guaranty insurance business, and also includes financing costs and net investment income, and enables investors and analysts to evaluate the Company's financial results as compared with the consensus analyst estimates distributed publicly by financial databases. Operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the after-tax realized gains (losses) on the Company's investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company's discretion and influenced by market opportunities, as well as the Company's tax and capital profile. Trends in the underlying profitability of the Company's business can be more clearly identified without the fluctuating effects of these transactions.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. Additionally, such adjustments present all financial guaranty contracts on a more consistent basis of accounting, whether or not they are subject to derivative accounting rules.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves. Long-dated receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period's foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

Operating Shareholders' Equity: Management believes that operating shareholders' equity is a useful measure because it presents the equity of Assured Guaranty Ltd. with all financial guaranty contracts accounted for on a more consistent basis and excludes fair value adjustments that are not expected to result in economic loss. Many investors, analysts and financial news reporters use operating shareholders' equity as the principal financial measure for valuing Assured Guaranty Ltd.'s current share price or projected share price and also as the basis of their decision to recommend buying or selling Assured Guaranty Ltd.'s common shares. Many of the Company's fixed income investors also use operating shareholders' equity to evaluate the Company's capital adequacy. Operating shareholders' equity is the basis of the calculation of adjusted book value (see below). Operating shareholders' equity is defined as shareholders' equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax unrealized gains (losses) on the Company's investments that are recorded as a component of accumulated other comprehensive income (“AOCI”) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

Adjusted Book Value: Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company's in-force premiums and revenues in addition to operating shareholders' equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate Assured Guaranty Ltd.'s share price and as the basis of their decision to recommend, buy or sell Assured Guaranty Ltd. common shares. Adjusted book value is operating shareholders' equity, as defined above, further adjusted for the following:

1)	Elimination of after-tax deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)	Addition of the after-tax net present value of estimated net future credit derivative revenue. See below.

3)
Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

Net Present Value of Estimated Net Future Credit Derivative Revenue: Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated credit derivative revenue. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company's credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes for contracts without expected economic losses, and is discounted at 6%. Estimated net future credit derivative revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

PVP or Present Value of New Business Production: Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right,  whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (“Credit Derivative Revenues”) do not adequately measure. PVP in respect of financial guaranty contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, in each case, discounted at 6% . For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of PVP to Gross Written Premiums
(amounts in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Total PVP	$69	$88	$210	$243
Less: financial guaranty installment premium PVP	33	33	45	69
Total: financial guaranty upfront gross written premiums	36	55	165	174
Plus: financial guaranty installment gross written premiums[1]	73	45	88	(47)
Total gross written premiums	$109	$100	$253	$127
__________________

1.
Represents present value of new business on installment policies plus gross written premiums adjustment on existing installment policies due to changes in assumptions and any cancellations of assumed reinsurance contracts.

Statutory Basis Net Par Outstanding: Under statutory accounting, the net par outstanding would be reduced both when an outstanding issue is legally defeased (i.e., an issuer has legally discharged its obligations with respect to a municipal security by satisfying conditions set forth in defeasance provisions contained in transaction documents and is no longer responsible for the payment of debt service with respect to such obligations) and when such issue is economically defeased (i.e., transaction documents for a municipal security do not contain defeasance provisions but the issuer establishes an escrow account with U.S. government securities in amounts sufficient to pay the refunded bonds when due; the refunded bonds are not considered paid and continue to be outstanding under the transaction documents and the issuer remains responsible to pay debt service when due to the extent monies on deposit in the escrow account are insufficient for such purpose).

Qualified Statutory Capital: Qualified statutory capital is calculated as the sum of statutory policyholders' surplus and statutory contingency reserve.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by a rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of Assured Guaranty or any of its subsidiaries and/or of transactions that Assured Guaranty's subsidiaries have insured, developments in the world's financial and capital markets that adversely affect the demand for the Company's insurance, issuers' payment rates, Assured Guaranty's loss experience, its exposure to refinancing risk in transactions (which could result in substantial liquidity claims on its guaranties), its access to capital, its unrealized (losses) gains on derivative financial instruments or its investment returns, changes in the world's credit markets, segments thereof or general economic conditions, the impact of rating agency action with respect to sovereign debt and the resulting effect on the value of securities in the Company's investment portfolio and collateral posted by and to the Company, more severe or frequent losses impacting the adequacy of Assured Guaranty's expected loss estimates, the impact of market volatility on the mark-to-market of the Company's contracts written in credit default swap form, reduction in the amount of insurance opportunities available to the Company, deterioration in the financial condition of the Company's reinsurers, the amount and timing of reinsurance recoverables actually received, the risk that reinsurers may dispute amounts owed to the Company under its reinsurance agreements, failure of Company to realize insurance loss recoveries or damages expected from originators, sellers, sponsors, underwriters or servicers of residential mortgage-backed securities transactions through loan putbacks, settlement negotiations or litigation, the possibility that budget shortfalls or other factors will result in credit losses or impairments on obligations of state and local governments that the Company insures or reinsures, increased competition, including from new entrants into the financial guaranty industry, changes in accounting policies or practices, changes in laws or regulations, other governmental actions, difficulties with the execution of Assured Guaranty's business strategy, contract cancellations, loss of key personnel, adverse technological developments, the effects of mergers, acquisitions and divestitures, natural or man-made catastrophes, other risks and uncertainties that have not been identified at this time, management's response to these factors, and other risk factors identified in Assured Guaranty's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of February 27, 2013, and Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact Information:

Robert Tucker
Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@assuredguaranty.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@assuredguaranty.com